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EXHIBIT 21.1

Subsidiaries of the Registrant

  1.
  Power Measurement Ltd.

  2.
  Power Measurement (Australia) Pty Ltd.

  3.
  Power Measurement Europe Gmbh

  4.
  Power Measurement USA, Inc.

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  EXHIBIT 21.1
Subsidiaries of the Registrant